Exhibit 10.12

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

Employee Name: Mark J. Osowick

Employee WWID: AU126

Date Given to Employee: July 11, 2022

EMPLOYMENT TRANSITION AND RELEASE AGREEMENT

This Confidential Employment Transition and Release Agreement (“Agreement”) is entered into between Mark J. Osowick (“Osowick”), Cummins Inc. (“Cummins” or the “Company”) and Cummins Filtration Inc. (“Filtration”), effective as of August 26, 2022. For the purpose of this Agreement, references to Cummins or the Company refer to Cummins Inc.; its past and present officers, directors, employees, agents, shareholders, representatives, attorneys, fiduciaries, plan administrators, employee benefit plans, and subsidiaries including but not limited to Filtration in its current and anticipated future state as a publicly traded company; as well as all affiliates, distributorships, successors, assigns, and other persons, firms, corporations, or entities who might be claimed liable, none of whom admit liability.

Recitals

A.	Filtration is a wholly owned Cummins business. Osowick is a Cummins employee serving as Filtration’s Chief Human Resources Officer (“CHRO”).

B.	In April 2022, Cummins confidentially filed a Form S-1 Registration Statement for an initial public offering (“IPO”) of the Filtration business with the U.S. Securities and Exchange Commission (“SEC”).

C.	Filtration’s IPO date (the “IPO Effectiveness Date”) will be determined by Cummins after the SEC approves Filtration’s registration statement, and on the IPO Effectiveness Date Filtration will become a publicly traded company (“Public Filtration”).

D.	Osowick originally planned to retire from Cummins in 2023. In the interest of helping Public Filtration appoint a longer-term CHRO, Osowick has agreed to retire from Cummins on the IPO Effectiveness Date. Osowick’s retirement date will coincide with the IPO Effectiveness Date (“Retirement Date”) and Osowick will then transition from Cummins employment to employment with Public Filtration as its CHRO.

E.	As Public Filtration’s CHRO, Osowick will, among other duties, assist with transition, recruiting, onboarding, and potentially new CHRO transition activities.

F.	Osowick, Cummins and Filtration acknowledge and agree to the sufficiency of consideration represented by the mutual promises and provisions of this Agreement and the release attached as Exhibit A (the “Release”), which is hereby incorporated by reference.

G.	The terms of the Agreement follow.

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

Agreement

1.	Retirement from Cummins. Osowick shall retire from Cummins, effective the Retirement Date, after which he shall immediately begin employment with Public Filtration as a regular employee.

2.	Compensation and Benefits. Certain components of Osowick’s Cummins compensation and benefits are listed and shall be treated as described in Sections 2(a)-2(d). All other compensation and benefits shall be administered according to the terms of applicable policies, practices, agreements and plans to the extent they do not conflict with this Agreement. If such terms conflict with this Agreement, relevant provisions of this Agreement shall supersede and control interpretation and administration of Osowick’s Cummins compensation and benefits. Bonuses and other Cummins compensation and benefits under this Agreement shall not be applied to the calculation of any Cummins compensation and benefits to which Osowick is not otherwise entitled by applicable law, policies, plans, agreements, or practices as of the date on which this Agreement is executed.

a.	Stock Option Grants: Stock option grants under Cummins’ 2012 Omnibus Incentive Plan held by Osowick as of the Retirement Date shall be deemed fully vested on the Retirement Date and shall continue to relate to Cummins’ common stock. The expiration date for such grants shall be adjusted to the sooner of 5 years (i.e., 60 months) after the Retirement Date or the grants’ original expiration date.

b.	Performance Cash and Performance Share Grants: Performance cash and performance share grants under Cummins’ 2012 Omnibus Incentive Plan held by Osowick as of the Retirement Date shall be pro-rated as of the Retirement Date based on Osowick’s number of months of active service prior to the Retirement Date during the applicable performance period in which the IPO Effectiveness Date occurs. Payout of these grants shall be processed by Cummins according to the payout factors, payout schedules and other terms and conditions of applicable policies, plans, and practices. Notwithstanding anything to the contrary in the Employee Matters Agreement between Cummins and Filtration, the grants held by Osowick shall not be converted into awards relating to Filtration performance or Filtration common stock.

c.	SERP: Osowick’s accrual of additional benefits under Cummins’ Supplemental Life Insurance and Deferred Income Plan (“SERP”) shall cease as of the Retirement Date. Osowick’s benefits under the SERP shall otherwise be determined and paid in accordance with the terms and conditions of the SERP and applicable law.

d.	2022 Annual Bonus (Cummins): Cummins shall pro-rate through the Retirement Date and pay Osowick a variable compensation bonus based on eligible 2022 Cummins service and compensation (“CMI Variable Compensation”), subject to the terms and conditions of applicable policies, plans, and practices. Cummins shall pay out earned CMI Variable Compensation following the end of 2022 at the same time as payouts are made to other participants in the 2022 Cummins variable compensation program.

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

3.	Public Filtration Employment.

a.	Duration of Employment:

i.	Initial Term: On the IPO Effectiveness Date, after retiring from Cummins, Osowick will become a regular employee of Public Filtration serving as its CHRO. Osowick’s initial term of employment (the “Initial Term”) shall be no longer in duration than six (6) months from the IPO Effectiveness Date during which Osowick shall remain a regular employee in at-will status. Exhibit B summarizes the components of Osowick’s target direct compensation from Cummins for 2022, which shall be relevant to the determination of his compensation for services provided to Public Filtration as set forth below in Section 3(b) and Section 4.

ii.	First Extension of Initial Term: Upon expiration or early termination of the Initial Term, Public Filtration and Osowick may mutually agree to extend his employment as a regular employee in at-will status for no longer than six (6) months (the “First Extension”) from the date of expiration or early termination. An agreed First Extension must be in writing and signed by Public Filtration’s Chief Executive Officer (the “CEO”) and Osowick.

iii.	New CHRO Contingencies: If Public Filtration designates a new CHRO during the Initial Term or a First Extension it will attempt to provide Osowick four (4) weeks’ notice of termination and the end of his employment as a Public Filtration employee. Upon termination or expiration of the Initial Term or a First Extension, Public Filtration may choose to engage Osowick as an independent contractor consultant. The duration of such consultancy (the “Consultancy Period”) shall be no longer than three (3) months beyond the earlier of the expiration or early termination of the Initial Term or a First Extension concerning which notice of termination is provided. During the Consultancy Period Osowick will not continue as CHRO; rather, he will advise Public Filtration regarding the new CHRO’s transition and development. Osowick shall not be entitled to Public Filtration benefits during the Consultancy Period, and days within the Consultancy Period shall not be applied to the calculation of any Cummins or Public Filtration benefits. An agreed Consultancy Period, payment terms and conditions of consultancy must be documented in writing and signed by Public Filtration’s CEO and Osowick.

b.	Compensation and Benefits: Certain components of Osowick’s Public Filtration compensation and benefits are listed and shall be treated as described in Sections 3(b)(i) – 3(b)(iii). All other compensation and benefits shall be administered according to the terms of applicable policies, practices, agreements and plans to the extent they do not conflict with this Agreement. If such terms contradict this Agreement, relevant provisions of this Agreement shall supersede and control interpretation and administration of Osowick’s Public Filtration compensation and benefits. Bonuses and all other Public Filtration compensation and benefits in this Agreement shall not be applied to the calculation of any other Public Filtration compensation and benefits to which Osowick is not otherwise entitled by applicable law, policies, plans, agreements, or practices as of the date on which this Agreement is executed.

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

i.	Base Salary: During the Initial Term and any First Extension, Public Filtration shall pay Osowick a base salary at an annual rate equal to his annual base salary at Cummins when he retired. Compensation applicable to the Consultancy Period shall be determined by Public Filtration.

ii.	Variable Compensation: To the extent Osowick earns at least one full month’s base salary from Public Filtration during 2022, he shall be eligible to earn a variable compensation bonus based on such base salary (“2022 Public Filtration Variable Compensation”), provided that the CEO in her or his sole discretion determines Osowick is meeting performance expectations. Public Filtration will apply a variable compensation target equal to the target applied to Osowick’s 2022 CMI Variable Compensation, pro-rated for the partial year of service. Calculation of 2022 Public Filtration Variable Compensation shall otherwise be subject to the terms and conditions of applicable Public Filtration policies, plans, agreements and practices. If Osowick remains in Public Filtration’s employ in 2023 and accrues eligible earnings under its variable compensation plan, the bonus shall be pro-rated for any partial year of service and shall be subject to applicable policies, plans, agreements, and practices, including payout in 2024.

iii.	Grant Replacement Bonus: Osowick will not be eligible to receive grants of equity-based or other long-term incentive awards from Public Filtration at any time or in any employment term or status. In lieu of such grants, to the extent Osowick continues in employment with Public Filtration, Public Filtration in its sole discretion will determine an assumed target value of grants Osowick may have received in 2023 had he been eligible, pro-rated for any partial year of service or expected retirement date, and will pay an equivalent amount in cash (the “Replacement Bonus”). Filtration will pay Osowick the Replacement Bonus as a one-time, lump sum cash amount, less applicable taxes and withholdings, when the final amount of the Replacement Bonus is determined (but in no event later than 2 ½ months following the end of 2023).

4.	Additional Public Filtration Bonuses. In consideration for Osowick changing retirement plans as previously mentioned, in addition to compensation and benefits previously referenced in this Agreement, Public Filtration shall pay Osowick two separate bonuses listed and described in Sections 4(a) and 4(b).

a.	Additional Grant Replacement Bonus. Public Filtration shall pay Osowick a lump sum cash bonus to account for the difference, as determined by Public Filtration in its sole discretion, between the value of compensation Osowick is expected to realize from his performance shares and performance cash awards related to Cummins’ 2020 – 2022, 2021 – 2023, and 2022 – 2024 grant cycles and the value he would have been expected to realize from such grants had he retired from Cummins as originally planned in June 2023 (the “Grant Cycle Replacement Bonus”). Public Filtration shall determine in its sole discretion the amount of the Grant Cycle Replacement Bonus and pay it, less applicable taxes and withholdings, to Osowick promptly following the determination of his expected date of termination as a regular Public Filtration employee (but in no event later than 2 ½ months following the end of 2023).

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

b.	Additional Replacement Bonus. In addition to the bonus referenced in Section 4(a), Public Filtration shall pay Osowick a lump sum cash bonus to account for (1) the difference in the present value of SERP annuity payments Osowick would have received had he retired from Cummins in June 2023 as originally planned compared to the present value of SERP annuity payments Osowick will receive upon his separation from service (the “SERP Annuity Replacement Bonus”), (2) the pro rata portion of a target grant level for 2023 of $275,000 and any launch grant, assuming a separation from service in 2023 (the “2023 Pro Rata LTI Grant Bonus”). Public Filtration shall determine in its sole discretion the amounts of the SERP Annuity Replacement Bonus and the 2023 Pro Rata LTI Grant Bonus and pay such amounts, less applicable taxes and withholdings, to Osowick promptly following his separation from service from Public Filtration; provided that, if Osowick’s employment is terminated for cause, as determined by Public Filtration in its sole discretion, he shall not be entitled to receive any SERP Annuity Replacement Bonus or any 2023 Pro Rata LTI Grant Bonus.

5.	Releases. The Release must be accepted and executed along with this Agreement on or before expiration of applicable consideration and rescission periods referenced in the Release. Cummins or Public Filtration in their sole discretion may require Osowick to execute additional releases containing the same or similarly scoped waivers of liability and other terms (the “Subsequent Releases”) along with and as condition precedents to their payment of bonuses and other compensation and benefits under this Agreement concerning which Osowick is not otherwise entitled by applicable law, policies, plans, agreements, or practices as of the date on which this Agreement is executed. The Agreement shall not be interpreted or construed to limit the Release or Subsequent Releases in any manner. The existence of a dispute respecting the interpretation or alleged breach of this Agreement shall not nullify or otherwise affect the validity or enforceability of the Release or Subsequent Releases.

6.	Continuing Obligations. Osowick acknowledges and agrees that he shall continue to have obligations to Cummins, Filtration, and Public Filtration under any agreements he has entered into or will enter into regarding, among other covered topics, confidentiality, inventions, non-competition, and non-solicitation in addition to obligations under statutory and common law.

7.	Confidentiality. The terms of this Agreement are confidential, provided that Cummins or Public Filtration may disclose such terms and this Agreement to the extent required for compliance with applicable SEC regulations or other legal requirements. Osowick shall not disclose or discuss its terms with any third party except his attorney and tax advisor without express consent of Cummins or Public Filtration unless required by law. Osowick shall instruct all third parties to keep information disclosed confidential.

8.	Entire Agreement. This Agreement, the Release, and Subsequent Releases supersede all prior oral and written agreements, representations, and promises between Osowick, Cummins and Filtration except that any Confidentiality Agreements or any other post-employment obligations Osowick has to Cummins or Filtration shall continue in full force and effect according to their terms so long as they are not inconsistent with this Agreement, in which event relevant portions of this Agreement supersede conflicting provisions.

9.	Assignment. The rights and obligations of Cummins and Filtration under this Agreement shall inure to the benefit of and shall be binding upon their respective agents, employees, successors, assigns, heirs, attorneys, trustees, estates and representatives. Osowick agrees that he cannot transfer or assign his rights and obligations under this Agreement without the written consent of the Company and Filtration.

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

10.	Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule, whether of the State of Indiana or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Indiana.

11.	Jurisdiction and Venue. Osowick acknowledges and consents to the jurisdiction of the courts of the State of Indiana in Bartholomew County, or the United States District Court for the Southern District of Indiana for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction and venue in the state and federal courts identified above.

12.	Language Construction. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning and not for or against any party.

13.	Severability. Should any clause, portion, or paragraph of this Agreement or attached Release be declared by any court of competent jurisdiction to be unenforceable, invalid, or illegal for any reason, it shall not affect the enforceability, validity, or legality of the remainder of the Agreement or Release, so long as the economic or legal substance contemplated by the Agreement and Release is not affected in any manner materially adverse to any party.

14.	Taxes. Osowick acknowledges and agrees that neither Cummins, Filtration nor anyone acting on their behalf has made representations concerning the tax consequences of entering into this Agreement or Release and receiving the consideration specified in them and that he has not relied on any tax advice from Cummins or Filtration or anyone acting on their behalf. Osowick further understands and agrees that he shall be solely responsible for payment of taxes, interest and penalties attributable to him related to consideration under this Agreement.

15.	Non-Admission. Nothing in this agreement shall be construed as an admission of any kind on the part of Cummins or Filtration that either has violated any law or committed any wrongful act.

16.	Employment at Will. Notwithstanding the foregoing, this Agreement does not affect Osowick’s status as an at-will employee or otherwise guarantee employment of any duration in any employment status.

I have read the terms and conditions of this Agreement and attached Release completely, have been given the opportunity to review them and enlist the assistance of an attorney or other appropriate advisor and voluntarily accept the terms in exchange for the consideration described above.

[Signature Page Follows]

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

August 26, 2022
Mark Osowick	Date

CUMMINS INC.

By:
Cummins Representative	Date

Name

Title

CUMMINS FILTRATION INC.

By:
Cummins Filtration Representative	Date

Name

Title

Send signed Agreement by mail or email

Mail Attn:	Toni Y. Hickey
General Counsel
Cummins Filtration Inc.
26 Century Blvd, Nashville, TN 37214
toni.hickey@cummins.com

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

Exhibit A

Release

Employee Name: Mark J. Osowick

Date Given to Employee: August 26, 2022

RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into between Mark J. Osowick (“Osowick”), Cummins Inc. (“Cummins” or the “Company”) and Cummins Filtration Inc. (“Filtration”), effective August 26, 2022. For the purpose of this Release, references to Cummins or the Company refer to Cummins Inc.; its past and present officers, directors, employees, agents, shareholders, representatives, attorneys, fiduciaries, plan administrators, employee benefit plans, and subsidiaries including but not limited to Filtration in its current and anticipated future state as a publicly traded company; as well as all affiliates, distributorships, successors, assigns, and other persons, firms, corporations, or entities who might be claimed liable, none of whom admit liability. For the purpose of this Release, references to Filtration refer to Cummins Filtration Inc.; its past and present officers, directors, employees, agents, shareholders, representatives, attorneys, fiduciaries, plan administrators, employee benefit plans, parents and subsidiaries; as well as all affiliates, distributorships, successors, assigns, and other persons, firms, corporations, or entities who might be claimed liable, none of whom admit liability.

“I”, “me”, and “my” include me (Mark J. Osowick) and anyone who claims or may later claim to have obtained legal rights or through me. I understand my employment ended/ends, effective the “Separation Date” pursuant to the terms and conditions of the Confidential Employment Transition and Release Agreement by and between Cummins, Filtration, and me, signed by me on August 26, 2022 (the “Agreement”).

If I sign and do not rescind this Release and comply with all my obligations herein and the Agreement, I will receive the consideration set forth in the Agreement (the “Consideration”). I acknowledge and agree that the Consideration is in addition to anything of value I would be entitled to receive if I did not sign this Release or if I rescind this Release, and I agree the Consideration is full and fair payment for the promises, releases, and other relinquishments of rights I make herein and in the Agreement. In exchange for the Consideration, I unconditionally:

a)	promise not to sue or otherwise initiate any legal action against Cummins or Filtration with respect to any claims or liabilities released by this Release;

b)	release Cummins and Filtration from all liabilities existing as of the date I sign this Release;

c)	release and waive all claims, causes of action and legal theories of relief against Cummins and Filtration existing as of the date I sign this Release, including claims arising out of or related to my employment with the Cummins or Filtration or the termination of that employment; and

d)	promise to withdraw (with prejudice) any charges of discrimination or retaliation or any other legal actions pending with any local, state or federal government agencies, including but not limited to the Indiana Civil Rights Commission and the Equal Employment Opportunity Commission.

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

I understand that this Release applies, to the fullest extent permitted by law, to any alleged violation of any federal, state, or local law and all common law and other theories of recovery, including without limitation all claims based on wrongful discharge, constructive discharge, breach of contract, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, harassment, retaliation or reprisal, discrimination, failure to accommodate, my activities, if any, as a “whistleblower,” defamation, all claims for compensation of any kind, all claims for reinstatement, back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages, or punitive damages, all claims that a past unlawful decision has or has had a continuing effect on my compensation, all claims for attorneys’ fees, costs or interest, or other alleged unlawful practices arising under the laws of the United States or of any state, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (29 U.S.C. §621 et seq.) (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act and the ADA Amendments Act, the Family and Medical Leave Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Employee Retirement Income Security Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, and the Worker Adjustment and Retraining Notification Act (“WARN”). I further understand and agree that, except for money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with any claims I am releasing through this Release, regardless of who initiated or filed the claim, charge or other proceeding.

Even though the Company and Filtration are providing the Consideration in connection with this Release, neither this Release nor the Agreement will be construed to be an admission that the Company or Filtration engaged in any unlawful or improper conduct with respect to me, or that the Company or Filtration have any liability to me whatsoever, which the Company and Filtration expressly deny.

I understand that this Release is confidential and agree not to disclose or discuss its existence or terms with any third party, except my spouse, my attorneys, my accountants or tax advisors, or my financial planners, without express consent of the Company or Filtration or unless required to do so by law. I further understand that nothing in this Release prohibits me from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under whistleblower provisions of any applicable federal, state or other law or regulation. I understand that I do not need the prior authorization of the Company’s or Filtration’s Legal Department or any other person or body within the Company or Filtration to make any such reports or disclosures and am not required to notify the Company or Filtration that I have made such reports or disclosures. Notwithstanding this Release, the Agreement or any confidentiality/non-disclosure agreement I may have signed in connection my employment, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and I do not disclose the trade secret except pursuant to a court order.

I understand that I am not releasing: a) any claims that the law does not allow to be released or waived; b) any claims that may arise after the date on which I sign this Release; c) any claim I may have to vested benefits under the Company's retirement plans, under the terms and conditions set forth in such plan or plans as of the date of my termination; d) any claim for continuation coverage under COBRA; or e) any claims for indemnification coverage I have under any applicable Company or Filtration policy or practice as a former officer or employee of the Company or Filtration. I understand that nothing in this Release prohibits me from filing or participating in the investigation of a Charge with the Equal Employment Opportunity Commission or its state or local counterparts. However, by signing this Release, I am waiving the right to recover any damages or other relief arising from any Charge or complaint filed with or pursued by any court or agency arising out of or related to my employment with the Company or Filtration and/or the termination of that employment. I also agree that this Release should be interpreted as broadly as possible to achieve my intention to release all the claims I am releasing pursuant to this Release. If this Release is held by a court to be inadequate to release a particular claim encompassed within the scope of claims I am releasing pursuant to this Release, this Release will remain in full force and effect with respect to all the rest of the claims I am releasing pursuant to this Release.

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

I agree I will not seek re-employment with the Company or Filtration.

I understand by this Release that my employment with the Company and Filtration is covered by the ADEA and that I have been advised to consult with an attorney of my choice before signing this Release. I understand that I have up to twenty-one (21) full days after the date I receive this Release to consider whether to sign it, and if I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day period. I understand that I will be given a period of seven (7) full days to revoke this Release after I sign this Release and that this Release will not become effective or enforceable until the end of the applicable revocation period. Should I wish to revoke this Release during the revocation period, I understand that I must send a written notice of revocation postmarked within the timeframe stated above and addressed to:

Toni Y. Hickey

General Counsel

Cummins Filtration Inc.

26 Century Blvd, Nashville, TN 37214

The Company, Filtration and I agree that this Release is governed by, and will be construed and enforced in accordance with, the laws of the State of Indiana without giving effect to any choice or conflicts of law doctrine which otherwise might be applicable. Any legal action related to or arising out of this Release shall be commenced exclusively in a state or federal court in Indiana. The Company, Filtration and I hereby consent to jurisdiction in the state or federal courts located in Indiana and waive any defense based on lack of jurisdiction or inconvenient forum. To the full extent permitted under applicable law, the Company, Filtration and I waive any right to a jury trial with respect to any dispute related to this this Release.

In signing this Release, I have not relied on any statement or explanations made by the Company or Filtration except as specifically set forth in this Release and the Agreement. I have read the terms of this Release completely, have been given the opportunity to review its terms and I have been given the opportunity to consult with any attorney of my choice before signing this Release. I understand all the terms of this Release, I voluntarily accept the terms of this Release in exchange for the Consideration, and I intend the terms of this Release to be legally binding.

August 26, 2022
Signature of Employee	Date

Printed Name of Employee

Company Representative	Date

Title

Send the signed Release Agreement by mail to the address above OR you may 1) scan and email it to: Toni Y. Hickey (toni.hickey@cummins.com) and 2) send an original, signed copy to Ms. Hickey’s attention at the mailing address above.

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

ATTORNEY-CLIENT PRIVILEGED

(NON-EXECUTABLE DRAFT)

Exhibit B

Summary of Target Total Direct Compensation

Annual Base Salary:	$370,000
Annual Bonus Target (as % of Base Salary):	50%
Long-Term Incentive Target Grant Date Fair Value (2022):	$275,000